Exhibit 2.3

GATHERING SYSTEM PURCHASE AGREEMENT

This Gathering System Purchase Agreement (the “Agreement”), is executed on February 1, 2007, by and between Cavallo Gathering Company LLC, a Texas limited liability company (“Seller”) and Penn West Pipeline, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, Cavallo Energy L.P. (“Cavallo Energy”)and Linn Energy, LLC (“Linn”) executed that certain Purchase and Sale Agreement on December 13, 2006 (the “Large Package PSA”) pursuant to which Cavallo Energy agreed to sell to Linn and Linn agreed to purchase from Cavallo Energy certain Assets (as defined in the Large Package PSA) for a Purchase Price of Four Hundred One Million One Hundred Sixty Four Thousand Three Hundred Fifty and No/100 Dollars ($401,164,350.00).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Large Package PSA;

WHEREAS, Seller is an Affiliate of Cavallo Energy and Purchaser is an Affiliate of Linn;

WHEREAS, Seller operates that certain oil and/or gas gathering system, together with related rights-of-way, easements, surface agreements and facilities located in Carson, Hansford, Hutchinson, Moore, Potter and Sherman Counties, Texas more particularly described in the Gathering System Conveyance (hereinafter defined) (the “Gathering System”);

WHEREAS, the Gathering System is used in the handling, transport and sale of production from the Assets; and

WHEREAS, in connection with Linn’s purchase of the Assets, Purchaser desires to purchase and Seller desires to sell all of Seller’s interests in the Gathering System.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, conditions and agreements contained herein and in the Gathering System Conveyance (hereinafter defined), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

1.             Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller all of Seller’s interest in the Gathering System in accordance with and pursuant to the terms of the Conveyance, Deed, Assignment and Bill of Sale in the form attached hereto as Exhibit A (the “Gathering System Conveyance”) and this Agreement.

2.             (a)  The consideration for the sale of the Gathering System by Seller to Purchaser shall be (1) the sum of (the “Cash Payment”) (i) all capital expenditures pursuant to authorities for expenditures made by Seller or its Affiliates in the ownership and operation of the Gathering System in the ordinary course of business during the period from August 1, 2006 to the Effective Date, and (ii) all other costs and expenses attributable to the ownership and operation of the

Gathering System paid by Seller and incurred at or after the Effective Time, and (2) the performance by Purchaser of the covenants, agreements and obligations of Purchaser under the Gathering System Conveyance.

(b)  Seller has prepared and delivered to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Cash Payment (the “Estimated Cash Payment”).

(c)  As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Cash Payment and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time.  Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. The parties shall undertake to agree on the final statement of the Cash Payment no later than one hundred fifty (150) days after the Closing Date. If the parties cannot agree on the Cash Payment within one hundred fifty (150) days after the Closing Date, then such determination will be automatically referred to an Independent Expert of the parties choosing with at least ten (10) years of oil and gas accounting experience for arbitration.  If the parties are unable to agree upon an Independent Expert, then such Independent Expert shall be selected by any Federal District Court Judge or State District Court Judge in Harris County.  The burden of proof in the determination of the Cash Payment shall be upon Purchaser.  The Independent Expert shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Independent Expert’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the Cash Payment, the Independent Expert shall not increase the Cash Payment more than the increase proposed by Seller nor decrease the Cash Payment more than the decrease proposed by Purchaser, as applicable. The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the Independent Expert. Within 10 days after the date on which the parties or the Independent Expert, as applicable, finally determines the disputed matters, (i) Purchaser shall pay to Seller the amount by which the Cash Payment exceeds the Estimated Cash Payment or (ii) Seller shall pay to Purchaser the amount by which the Estimated Cash Payment exceeds the Cash Payment, as applicable. Any post-closing payment pursuant to this Section 2(c) shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate.

(d)  All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller pursuant to the wiring instructions reflected in Schedule 9.4 (c) of the Large Package PSA. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

3.             (a)  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

(b)  All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:
Cavallo Gathering Company LLC
411 West Richey Road
Houston, TX 77090
Attention: George P. SanFilippo
Telephone: (281) 872-1982
Telecopy: (281) 873-8597

With a copy to:
David M. Fortney
David M. Fortney & Associates
2623 Durban
Houston, TX 77043
Telephone: (713) 460-4119
Telecopy: (713) 460-4275

If to Purchaser:
Penn West Pipeline, LLC
650 Washington Road, 8th Floor
Pittsburgh, Pennsylvania 15228
Attention:  Roland P. Keddie
Facsimile No.: 412-440-1499

With a copy to:
Vinson & Elkins LLP
1001 Fannin Street
2500 First City Tower
Houston, Texas 77002
Attention: Jeffery K. Malonson
Facsimile No.: 713-615-5627

Either Party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

(c)  Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Seller will determine, and Purchaser agrees to cooperate with Seller in determining, sales tax, if any, that is due in connection with the sale of Assets and Purchaser agrees to pay any such tax to Seller at Closing. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

(d)  Except as provided in Section 3(c), all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the exhibits and schedules hereto and thereto, and all other matters related to the closing of the transaction contemplated hereby, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

(e)  Unless otherwise authorized by Seller in writing, as promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the names “Cavallo Energy LP”, “Stallion Energy LLC”, “Cavallo Gathering Company LLC” and any variants thereof from the Gathering System acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

(f)  The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Bodies and relating to the Gathering System may be transferable to Purchaser.  Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.

(g)  This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations.  The venue for any action brought under this Agreement shall be Harris County, Texas.

(h)  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(i)  Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(j)  No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(k)  The Gathering System Conveyance and this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

(l)  This Agreement may be amended or modified only by an agreement in writing executed by both parties.

(m)  No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

(n)  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons referenced in the applicable provisions of the Gathering System Conveyance.

(o)  In this Agreement:

(1)           References to any gender includes a reference to all other genders;

(2)           References to the singular includes the plural, and vice versa;

(3)           Reference to any Section means a Section of this Agreement;

(4)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(5)           Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(6)           “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

(p)  Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to either punitive or consequential damages in connection with this Agreement and the transactions contemplated hereby and each of Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to punitive or consequential damages in connection with this Agreement and the transactions contemplated hereby, except to the extent an Indemnified Party is required to pay punitive or consequential damages to a third party that is not an Indemnified Party.

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER

CAVALLO GATHERING COMPANY LLC

By:	/s/ George P. SanFilippo
Name: George P. SanFilippo
Title: President

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

PURCHASER

PENN WEST PIPELINE, LLC

By:	/s/ Roland P. Keddie
Name: Roland P. Keddie
Title: Sr. Vice President